UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

TRANSOCEAN LTD.
(Name of Issuer)

Shares, USD 0.10 par value
(Title of Class of Securities)

H8817H100
(CUSIP Number)

September 30, 2024
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Management Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
41,544,493

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
41,544,493

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,544,493

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

1 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin SOF II GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
29,670,756

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
29,670,756

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,670,756

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.4%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

2 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Special Opportunities Fund II LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
25,968,236

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
25,968,236

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,968,236

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

3 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Topaz GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
766,020

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
766,020

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
766,020

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

4 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Topaz LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
766,020

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
766,020

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
766,020

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%[5]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

5 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Opal III GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
11,107,717

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
11,107,717

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,107,717

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%[6]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

6 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin Opal III LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
11,107,717

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
11,107,717

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,107,717

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%[7]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

7 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

CUSIP No.	H8817H100	13G

1	NAMES OF REPORTING PERSONS
Hayfin SOF II USD Co-Invest LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
3,702,520

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
3,702,520

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,702,520

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%[8]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

8 The percent ownership is calculated based upon an aggregate of 875,470,199 shares outstanding as of July 24, 2024 as reported in Transocean Ltd.’s Form 10-Q filed with the Securities and Exchange Commission on August 1, 2024.

Item 1.

(a)	Name of Issuer:

Transocean Ltd.

(b)	Address of Issuer’s Principal Executive Offices:

Turmstrasse 30
6312 Steinhausen, Switzerland

Item 2.

(a)	Name of Persons Filing:

Hayfin Management Limited
Hayfin SOF II GP Limited
Hayfin Special Opportunities Fund II LP
Hayfin Topaz GP Limited
Hayfin Topaz LP
Hayfin Opal III GP Limited
Hayfin Opal III LP
Hayfin SOF II USD Co-Invest LP

(b)	Address of Principal Business Office or, if none, Residence for each of the reporting persons:

The principal business office of Hayfin Management Limited and each of its executive officers is:

190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin SOF II GP Limited and each of its executive officers is:

c/o Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin Special Opportunities Fund II LP and each of its executive officers is:

c/o Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin Topaz GP Limited and each of its executive officers is:

c/o Intertrust SPV (Cayman) Limited
One Nexus Way
Camana Bay, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Topaz LP and each of its executive officers is:

c/o Intertrust SPV (Cayman) Limited
One Nexus Way
Camana Bay, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal III GP Limited and each of its executive officers is:

65 Davies Street
London, W1K 5JL
United Kingdom

The principal business office of Hayfin Opal III LP and each of its executive officers is:

65 Davies Street
London, W1K 5JL
United Kingdom

The principal business office of Hayfin SOF II USD Co-Invest LP and each of its executive officers is:

c/o Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

(c)	Citizenship

Hayfin Management Limited is a Cayman Islands exempted company.
Hayfin SOF II GP Limited is a Cayman Islands exempted company.
Hayfin Special Opportunities Fund II LP is a Cayman Islands exempted limited partnership.
Hayfin Topaz GP Limited is a Cayman Islands exempted company.
Hayfin Topaz LP is a Cayman Islands exempted limited partnership.
Hayfin Opal III GP Limited is a limited company incorporated in England and Wales.
Hayfin Opal III LP is a limited partnership incorporated in England and Wales.
Hayfin SOF II USD Co-Invest LP is a Cayman Islands exempted limited partnership.

(d)	Title of Class of Securities: Shares, USD 0.10 par value

(e)	CUSIP Number: H8817H100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	/x/	Not applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	A non-U.S. institution, in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

(a) The reporting persons own an aggregate of 41,544,493 shares of Transocean Ltd. Direct ownership of such shares by the reporting persons is as follows:

Hayfin Management Limited: 0.
Hayfin SOF II GP Limited: 0.
Hayfin Special Opportunities Fund II LP: 25,968,236.
Hayfin Topaz GP Limited: 0.
Hayfin Topaz LP: 766,020.
Hayfin Opal III GP Limited: 0.
Hayfin Opal III LP: 11,107,717.
Hayfin SOF II USD Co-Invest LP: 3,702,520.

Hayfin Management Limited serves as investment manager to Hayfin Special Opportunities Fund II LP, Hayfin Topaz LP, Hayfin Opal III LP and Hayfin SOF II USD Co-Invest LP. Accordingly, Hayfin Management Limited may be deemed to beneficially own the shares directly held by Hayfin Special Opportunities Fund II LP, Hayfin Topaz LP, Hayfin Opal III LP and Hayfin SOF II USD Co-Invest LP.

Hayfin SOF II GP Limited is the general partner of Hayfin SOF II USD Co-Invest LP, and is the general partner of Hayfin SOF II GP LP which is the general partner of Hayfin Special Opportunities Fund II LP. Accordingly, Hayfin SOF II GP Limited may be deemed to beneficially own the shares directly held by Hayfin SOF II USD Co-Invest LP and Hayfin Special Opportunities Fund II LP.

Hayfin Topaz GP Limited is the general partner of Hayfin Topaz LP. Accordingly Hayfin Topaz GP Limited may be deemed to beneficially own the shares directly held by Hayfin Topaz LP.

Hayfin Opal III GP Limited is the general partner of Hayfin Opal III LP. Accordingly, Hayfin Opal III GP Limited may be deemed to beneficially own the shares directly held by Hayfin Opal III LP.

The foregoing should not be construed in and of itself as an admission by any reporting person as to beneficial ownership of any shares owned by another reporting person. Hayfin Management Limited, Hayfin SOF II GP Limited, Hayfin Topaz GP Limited and Hayfin Opal III GP Limited each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(b) Percent of class: See Cover Pages Items 5-11.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: See Cover Pages Items 5-9.

(ii) Shared power to vote or to direct the vote: See Cover Pages Items 5-9.

(iii) Sole power to dispose or to direct the disposition of: See Cover Pages Items 5-9.

(iv) Shared power to dispose or to direct the disposition of: See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1.

Item 9.	Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.	Certification.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 15, 2024

HAYFIN MANAGEMENT LIMITED

By:	/s/ Ellen Christian
	Name:	Ellen Christian
	Title:	Authorised Signatory

HAYFIN SOF II GP LIMITED

By:	/s/ Anneka Bavalia
	Name:	Anneka Bavalia
	Title:	Director

HAYFIN SPECIAL OPPORTUNITIES FUND II LP, acting by its general partner, HAYFIN SOF II GP LP, acting by its general partner, HAYFIN SOF II GP LIMITED

By:	/s/ Anneka Bavalia
	Name:	Anneka Bavalia
	Title:	Director

HAYFIN TOPAZ GP LIMITED

By:	/s/ Anneka Bavalia
	Name:	Anneka Bavalia
	Title:	Director

HAYFIN TOPAZ LP, acting by its general partner, HAYFIN TOPAZ GP LIMITED

By:	/s/ Anneka Bavalia
	Name:	Anneka Bavalia
	Title:	Director

HAYFIN OPAL III GP LIMITED

By:	/s/ Jessica Gray
	Name:	Jessica Gray
	Title:	Director

HAYFIN OPAL III LP, acting by its general partner, HAYFIN OPAL III GP LIMITED

By:	/s/ Jessica Gray
	Name:	Jessica Gray
	Title:	Director

HAYFIN SOF II USD CO-INVEST LP, acting by its general partner, HAYFIN SOF II GP LIMITED

By:	/s/ Anneka Bavalia
	Name:	Anneka Bavalia
	Title:	Director

Exhibit Index

Exhibit No.	Description
99.1
Joint Filing Agreement, dated as of October 15, 2024, by and among Hayfin Management Limited, Hayfin SOF II GP Limited, Hayfin Special Opportunities Fund II LP, Hayfin Topaz GP Limited, Hayfin Topaz LP, Hayfin Opal III GP Limited, Hayfin Opal III LP, and Hayfin SOF II USD Co-Invest LP